Final Term Sheet Medium-Term Notes, Series N – Fixed Rate November 12, 2014	Filed Pursuant to Rule 433 Registration No. 333-184808

PACCAR Financial Corp.

Medium-Term Notes, Series N – Fixed Rate

CUSIP # 69371RM37

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☐ Barclays Capital Inc.

☒ Citigroup Global Markets Inc.

☒ Mitsubishi UFJ Securities (USA), Inc.

☐ BNP Paribas Securities Corp.

☐ J.P. Morgan Securities LLC

☐ Goldman, Sachs & Co.

☒ Other: Merrill Lynch, Pierce, Fenner & Smith

                                      Incorporated

                Deutsche Bank Securities Inc.

                Lloyds Securities Inc.

                TD Securities (USA) LLC

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

     ☒ a fixed initial public offering price of 99.956% of the Principal Amount.

Principal Amount: $300,000,000	Original Issue Date: November 17, 2014 (T+3)

Agent’s Discount or Commission: 0.20%	Final Maturity Date: November 17, 2017

Net Proceeds to Company: $299,268,000	Interest Payment Dates: Semi-annually on each May 17, and November 17, commencing May 17, 2015 Record Dates: May 3 and November 3 preceding the applicable Interest Payment Date

Treasury Benchmark: 0.875% due October 15, 2017

Treasury Yield: 0.965%

Reoffer Spread: T+45 bps

Reoffer Yield: 1.415%

Interest Rate: 1.400% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.
☐	The Notes may be redeemed at our option prior to the Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.
☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: $1,000 and integral multiples of $1,000 in excess thereof

Exchange Rate Agent:                                                     (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

        Issue Price:

Form:        ☒ Book-Entry                    ☐ Certificated

Plan of Distribution:

Name	Title	Principal Amount of Notes
Citigroup Global Markets Inc.	Bookrunner	$75,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Bookrunner	$75,000,000
Mitsubishi UFJ Securities (USA), Inc.	Bookrunner	$75,000,000
Deutsche Bank Securities Inc.	Co-Manager	$25,500,000
Lloyds Securities Inc.	Co-Manager	$24,750,000
TD Securities (USA) LLC	Co-Manager	$24,750,000
Total		$300,000,000

Other Provisions: N/A

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities (USA), Inc. or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc., toll-free at 1-800-831-9146, Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or Mitsubishi UFJ Securities (USA), Inc., toll-free at 1-877-649-6848.

Supplemental United States Federal Income Taxation

The following discussion supplements the discussion contained in the Prospectus and Prospectus Supplement under the caption “United States Federal Income Taxation—Non-U.S. Holders—Foreign Account Tax Compliance.”

Pursuant to Treasury Regulations, the Foreign Account Tax Compliance Act (“FATCA”) currently applies to payments of interest (including OID) and will apply to payments of gross proceeds from a sale or other disposition (including upon maturity) of the Notes paid after December 31, 2016.